STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

JATI TECHNOLOGIES, INC.,
a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware
DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of JATI TECHNOLOGIES INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered 1st so that, as amended said Article shall be and read as follows:

THE NEW COMPANY NAME WILL BE
MERCO SUD AGRO-FINANCIAL EQUITIES CORPORATION

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stcokholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said CORPORATION
has caused this certificate to be signed by ALBERT DELMAR, an Authorized Officer, this 5 day of February, 2009

BY: 	/s/ Albert Delmar
	Authorized Officer
	Albert Delmar
	President and CEO